UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 30, 2011 (Date of earliest event reported)
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On September 29, 2011, a presiding administrative law judge (“ALJ”) of the California Public Utilities Commission ("CPUC") denied a request to approve stipulations submitted by Pacific Gas and Electric Company ("Utility"), the CPUC’s Consumer Protection and Safety Division (“CPSD”), and The Utility Reform Network, to resolve the CPUC's investigation of a natural gas explosion and fire that occurred on December 24, 2008 in a house located in Rancho Cordova, California (“Rancho Cordova accident”).  The explosion and fire resulted in one death, injuries to several people, and property damage. The presiding officer’s decision ("POD") recommends that the Utility pay a penalty of $38 million (instead of $26 million as had been originally proposed) based on the ALJ's determination that (1) CPUC case law warrants a higher penalty when a fatality has occurred and (2) the Utility could be fined as much as $97 million if the case were fully litigated and all allegations were proven. If all of the active parties file a motion within 30 days to accept the increased penalty amount, the ALJ will issue another POD formalizing the new penalty for CPUC consideration.  The POD also provides that if a motion is not filed, evidentiary hearings will be scheduled.  Alternatively, an appeal or request for review of this POD could be filed within 30 days.

As of June 30, 2011, approximately $27 million was accrued for penalties and other costs associated with the Rancho Cordova accident in PG&E Corporation’s and the Utility’s Condensed Consolidated Financial Statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: September 30, 2011	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: September 30, 2011	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary